UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 1, 2010

Fairfield Futures Fund L.P. II
 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51282 (Commission File Number)	56-2421596 (IRS Employer Identification No.)

c/o Ceres Managed Futures LLC
522 Fifth Avenue, 14th Floor
New York, NY 10036
 (Address of Principal Executive Offices)

(212) 296-1999
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 Other Events

Last year, Morgan Stanley and Citigroup combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co.
Incorporated, including Demeter Management LLC (“Demeter”), the General Partner of the Registrant, and the Smith Barney division of Citigroup
Global Markets Inc. into a new joint venture, Morgan Stanley Smith Barney Holdings LLC (“Morgan Stanley Smith Barney”).  As part of that transaction
Ceres Managed Futures LLC (“Ceres”) was contributed to and, together with Demeter, became wholly-owned subsidiaries of Morgan Stanley Smith Barney.

Demeter currently serves as commodity pool operator for various legacy Morgan Stanley sponsored commodity pools formed prior to the joint venture and, similarly, Ceres serves as the commodity pool operator for various legacy Citigroup sponsored commodity pools formed prior to the joint venture.  Combined,
Demeter and Ceres manage 36 commodity pools with more than $6.3 billion of assets under management.

Since their contribution to the joint venture, Demeter and Ceres have worked closely to align the operations and management of the commodity pools they oversee.
As a result, Morgan Stanley Smith Barney, together with the unanimous support of the Boards of Directors of Demeter and Ceres, has determined that a combination of the assets and operations of Demeter and Ceres into a single commodity pool operator, Ceres, is in the best interest of limited partners and believes that this combination will achieve the intended benefits of the joint venture.  Ceres will continue to be wholly-owned by Morgan Stanley Smith Barney.

The targeted effective date of the combination is on or about November 1, 2010 (the “Effective Date”).

Upon the Effective Date, the members of the Board of Directors of Ceres will be:

Walter Davis, President and Director
Ian Bernstein, Director
Patrick Egan, Director
Alper Daglioglu, Director
Harry Handler, Director
Doug Ketterer, Director
Michael P. McGrath, Director
Jennifer Magro, Chief Financial Officer and Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 14, 2010	Fairfield Futures Fund L.P. II By: Ceres Managed Futures LLC as General Partner Name: Walter Davis Title: President